EXHIBIT 99.1

Contact:	Aaron’s, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678.402.3590
Mike.Dickerson@Aarons.com

Aaron’s, Inc. Reports First Quarter Revenue and Earnings

•	Record Revenues of $1.1 Billion, Up 8.8%

•	Diluted EPS ($4.19), Due to Goodwill Impairment; Non-GAAP Diluted EPS $0.85

•	Progressive Reports Record Revenues; Invoice Growth of 13.4%

•	Strong Cash Flow Generation and Liquidity Position

•	Improving Origination Trends and Robust Customer Payments in April

ATLANTA, May 7, 2020 - Aaron’s, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced financial results for the three months ended March 31, 2020.
"The COVID-19 pandemic has caused unprecedented disruption, and our heart-felt sympathy goes out to all who have been affected by the virus.  While continuing to provide essential products during this crisis is important, our primary focus has been on the well-being of our associates, customers and communities.  I am extremely proud of our associates’ contributions to maintaining business continuity in the face of the severe operational disruption caused by the pandemic as well as their selfless support of our communities in a real time of need," said John Robinson, Chief Executive Officer of Aaron's, Inc.

"I am pleased with our first quarter results as we were performing ahead of expectations leading into the pandemic. Our conservatively capitalized balance sheet and strong year-to-date operating cash flow positioned us to better absorb the shock of the crisis. In addition, since the onset of the pandemic, strong customer payment activity, aggressive cost management and weaker than expected lease originations have resulted in an improving liquidity position. While there remains tremendous uncertainty related to COVID-19 and its economic impacts, we are encouraged by the strength of customer payments in April and the improving trajectory of our lease origination activity over the last few weeks. The phased reopening of Aaron's Business showrooms beginning in late April, aided by the e-commerce channel, which increased more than 50% in the month, contributed to the rebound in lease originations."
COVID-19 Response
At the onset of the COVID-19 pandemic in mid-March, we quickly adapted our business processes, focusing primarily on the health and safety of our associates and customers while doing our best to continue to provide the essential products our customers need during this crisis. In connection with these efforts, we have implemented a number of new initiatives, including:
Progressive Leasing

•	Transitioned nearly all associates to work from home with all critical business functions operating remotely;

•	Providing paid leave for COVID-affected associates;

•	Paying 100% of furloughed associates’ continuation of benefits through the term of their furlough;

•	Suspended all non-essential travel;

•	Proactively offered customers COVID-19 payment relief with payment deferrals up to 90 days; and

•	Supported retail partners' business process changes to curbside and e-commerce-only operating models.
The Aaron’s Business

•
Closed all Company-operated showrooms and transitioned to a curbside and e-commerce-only operating model; limited store operating hours, furloughed approximately 2,000 sales associates, closed stores on Sundays;

•	Suspended in-home product delivery and setup; delivery to customer door only;

•	Paid a $500 bonus to all full-time store-based associates who have helped execute the new curbside model;

•	Providing paid leave for COVID-affected associates and unpaid leave for any associate who is uncomfortable working during the crisis;

•	Paying 100% of furloughed associates’ continuation of benefits through the term of their furlough;

•	Providing personal protective equipment (PPE) to all store associates;

•
In re-opened showrooms, implemented stringent sanitization protocols, changed store layouts to facilitate social distancing, installed plexiglass barriers at customer service desks and limited the number of customers in showrooms at any one time;

•	Implemented store-level COVID-19 payment relief program with payment deferrals;

•	Increased resources to assist customers seeking unemployment benefits under the Aaron's Club Program; and

•	Suspended franchise royalty payments, totaling $1.1 million in March and $2.1 million in April.

At the Company’s corporate offices and business unit support centers, nearly all associates are working from home, non-essential travel and discretionary spending has been curtailed, and executive officers and members of the Board have taken significant pay cuts.

Continuing the Company’s long tradition of giving back, our associates have made considerable efforts to support the communities we serve during this pandemic through a number of philanthropic activities, including:

•
The Woodhaven team in Coolidge, Georgia shifted its furniture manufacturing operations to mask and surgical gown production. Since the onset of the pandemic, Woodhaven has manufactured and donated approximately 65,000 masks and 20,000 gowns to hospital and nursing home systems for frontline healthcare providers.

•	Through our partnership with the Boys and Girls Clubs of America, the Company has donated 200 laptops to youth in Atlanta and Salt Lake City to enable these students to complete school from home.

•
We have supported efforts in Nevada to aid homeless and domestic abuse facilities with the donation of nearly 500 mattresses, and we are providing PPE to frontline healthcare professionals in the Navajo Nation, one of the communities most impacted by COVID-19.

Our teams will continue working tirelessly to ensure Aaron’s emerges from this crisis in a strong position to resume profitable growth.
Consolidated Results
For the first quarter of 2020, consolidated revenues were a record $1.10 billion compared with $1.01 billion for the first quarter of 2019, an increase of 8.8%. The increase in consolidated revenues was due to an increase in revenues at Progressive partially offset by lower revenues in the Aaron's Business.
Net losses for the first quarter of 2020 were $280.0 million compared to net earnings of $56.1 million in the prior year period. Net losses in the first quarter of 2020 included the following pre-tax charges: a $446.9 million goodwill impairment charge for the Aaron's Business, $22.3 million in restructuring charges, a $14.7 million charge related primarily to early termination fees for a sales and marketing agreement, and $28.8 million for COVID-related incremental increases in bad debt expense, lease merchandise and Current Expected Credit Loss (CECL)-driven loan loss reserves. These charges were partially offset by a net tax benefit of $34.2 million driven by the income tax rate differential on certain net operating loss carrybacks.
Adjusted EBITDA for the Company was $98.5 million for the first quarter of 2020, compared with $115.2 million for the same period in 2019, a decrease of $16.8 million, or 14.6%. As a percentage of revenues, Adjusted EBITDA was 8.9% in the first quarter of 2020 compared with 11.4% for the same period in 2019. Adjusted EBITDA was burdened by incremental increases in bad debt expense, lease merchandise and CECL-driven loan loss reserves resulting from an evaluation of the current economic environment and expectations of various projected future economic metrics such as unemployment rates and GDP. These charges total $28.8 million with $16.1 million of that amount at Progressive, $5.7 million in the Aaron’s Business, and $7.0 million at Vive.
While our portfolios have continued to perform well through the end of April, the depth and duration of the current economic slowdown caused by the COVID-19 pandemic and the degree to which government stimulus will continue to support consumers when the current Coronavirus Aid, Relief, and Economic Security (CARES) Act and expanded unemployment benefits lapse, are unknown. We believe the reserve amounts discussed above represent our best estimate at this time of the potential deterioration we may face in future periods.

Diluted losses per share for the first quarter of 2020 were $4.19 compared with diluted earnings per share of $0.82 in the year ago period. On a non-GAAP basis, diluted earnings per share were $0.85 in the first quarter of 2020, burdened by approximately $0.32 per share for incremental increases in reserves as previously described. This compares with non-GAAP earnings per share of $1.08 for the same quarter in 2019, a decrease of $0.23 or 21.3%.
The Company generated $227.8 million in cash from operations during the three months ended March 31, 2020 and ended the first quarter with $551.0 million in cash, compared with a cash balance of $57.8 million at the end of 2019. In addition to incremental cash from operations, the cash balance at the end of the first quarter includes $300 million from a partial draw down of the Company's revolving credit facility. In April, the Company paid $60 million in scheduled debt amortization, $175 million to satisfy its settlement with the FTC, and $300 million to pay down its revolving credit facility in full. As of April 30, the Company had a cash balance of $136.5 million, total debt of $287 million, and total available liquidity of approximately $620 million.

Goodwill Impairment
The Company concluded that the need for an interim goodwill impairment test was triggered for the Aaron's Business segment as of March 31, 2020, primarily as a result of a significant decline in the Company's stock price and market capitalization in March 2020 as well as other factors. With the assistance of a third-party valuation firm, we determined that the Aaron's Business goodwill was fully impaired, and, as a result, recorded a non-cash goodwill impairment charge of $446.9 million during the three months ended March 31, 2020. This assessment entailed estimating the Aaron's Business reporting unit's fair value and comparing this estimate to the carrying value. The estimated fair value was derived using a combination of income and market approaches. A more complete description of the goodwill impairment test and resulting charge can be found in the Company's Form 10-Q, that we expect to file today.

Holding Company Structure
In the joint proxy statement/prospectus that we filed with the SEC this week, the Company is requesting that shareholders approve giving our Board the authority to implement a holding company structure for the Company. A shareholder vote on this matter is required in Georgia, our state of incorporation. We believe this holding company structure could facilitate future corporate actions and provide greater operational and financing flexibility for Progressive Leasing and the Aaron's Business. If approved and completed, we expect that we would continue to trade on the New York Stock Exchange under the same AAN ticker symbol and the existing shares of Aaron's, Inc. common stock would be automatically converted, on a one-for-one basis, into shares of common stock of the holding company entity, Aaron's Holdings Company, Inc.
Progressive Leasing Segment Results
Progressive Leasing’s revenues in the first quarter of 2020 increased 25.8% to a record $658.5 million compared to $523.4 million in the first quarter of 2019. First quarter invoice volume increased 13.4% despite a significant reduction in new invoice volume in the second half of March due to the temporary COVID-related closure of many retail partner locations. The increase in invoice volume was driven by a 2.9% increase in invoice volume per active door and a 10.2% increase in active doors to approximately 21,800. The increase in active door count was primarily due to the addition of new national retail partner locations in the fourth quarter of 2019. Progressive Leasing had 998,000 customers at March 31, 2020, a 15.6% increase from March 31, 2019.
Earnings before income taxes for the first quarter of 2020 were $59.0 million compared to $55.4 million in the prior year period. EBITDA for the first quarter of 2020 was $70.2 million compared with $65.3 million for the same period of 2019, an increase of 7.5%. As a percentage of revenues, EBITDA was 10.7% for the first quarter of 2020, a decrease of 180 basis points compared to the first quarter of 2019. This decrease was due to a $16.1 million increase in allowances in response to the potential future adverse collection trends as a result of COVID-19 and higher 90-day buyout activity, partially offset by strong revenue growth and lower SG&A expenses as a percent of revenue.

The provision for lease merchandise write-offs was 8.5% of revenues in the first quarter of 2020 compared with 7.0% in the same period of 2019. The increase in the provision for lease merchandise write-offs was due to the increase in the allowance as a result of COVID-19. Before the impact of the COVID-19 related increase in the allowance, the provision for lease merchandise write-offs would have been 6.6% of revenues in the first quarter of 2020, an improvement of 40 basis points from the first quarter of 2019.
The Aaron’s Business Segment Results
For the first quarter of 2020, total revenues for the Aaron’s Business decreased 9.8% to $432.8 million from $480.1 million in the first quarter of 2019. The decrease was primarily due to the net reduction of 183 stores during the 15-month period ended March 30, 2020 and the impact of a lower lease portfolio balance entering the first quarter of 2020. Same-store revenues and customer count on a same-store basis were down 4.6% and 6.4%, respectively, during the first quarter of 2020 compared to the same period in 2019. Company-operated Aaron’s stores had 902,000 customers at March 31, 2020, a 9.1% decrease from March 31, 2019.
Lease revenue and fees for the three months ended March 31, 2020 decreased 7.5% compared with the same period in 2019. Non-retail sales, which primarily consist of merchandise sales to the Company’s franchisees, decreased 27.4% for the first quarter of 2020 compared with the same period of the prior year.
Losses before income taxes for the first quarter of 2020 were $465.4 million as a result of a $446.9 million goodwill impairment charge, $22.3 million in restructuring charges and a $14.7 million charge related primarily to an early termination fee for a sales and marketing agreement. Adjusted EBITDA for the three months ended March 31, 2020 was $35.0 million, compared to $51.4 million for the same period in 2019, a decrease of $16.4 million or 31.9%. The decrease in adjusted EBITDA was due primarily to a lower portfolio balance leading into the first quarter as well as $5.7 million of incremental COVID-19 related reserves, partially offset by a reduction in operating expenses.

The provision for lease merchandise write-offs was 6.2% of revenues in the first quarter of 2020, compared with 4.8% for the same period last year, and a sequential improvement as compared to 7.3% in the fourth quarter of 2019. Contributing to the year-over-year increase in write-offs was an increase in allowances in response to the potential future adverse collection trends as a result of COVID-19, store closure activity during 2019 and 2020, and an increasing mix of e-commerce as a percent of revenue. Before the impact of COVID-19 related increases in the allowances, merchandise write-offs would have been 5.5% in the first quarter of 2020.
At March 31, 2020, the Aaron’s Business had 1,129 Company-operated stores and 318 franchised stores.
Significant Components of Revenue and Franchise Performance
Consolidated lease revenues and fees for the three months ended March 31, 2020 increased 11.0% over the same period of the prior year. Franchise royalties and fees decreased 27.0% in the first quarter of 2020 compared with the same period a year ago, primarily as a result of the suspension of franchise royalty fees beginning in early March and a lower number of franchised stores. Franchisee revenues totaled $102.6 million for the three months ended March 31, 2020, a decrease of 14.7% from the same period for the prior year. Same-store revenues for franchised stores decreased 5.2% and same-store customer counts declined 6.7% for the first quarter of 2020 compared with the same quarter in 2019. Franchised stores had 220,000 customers at the end of the first quarter of 2020. Revenues and customers of franchisees are not revenues and customers of the Aaron’s Business or the Company.
2020 Outlook
On March 23, the Company withdrew its full year 2020 financial outlook, previously issued on February 20, 2020, due to the uncertainties resulting from COVID-19.
Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on Thursday, May 7, 2020, at 10:00 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's investor relations website, investor.aarons.com. The webcast will be archived for playback at that same site.

About Aaron’s, Inc.
Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Progressive Leasing provides lease-purchase solutions through approximately 22,000 retail and e-commerce partner locations in 46 states and the District of Columbia. The Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, home appliances, consumer electronics and accessories through its approximately 1,400 Company-operated and franchised stores in 47 states, Puerto Rico and Canada, as well as its e-commerce platform, Aarons.com. Vive Financial ("Vive", formerly Dent-A-Med, Inc.), provides a variety of second-look credit products that are originated through federally-insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and ViveCard.com.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "will," "outlook," "believe," "expect," "continue," "guidance," "expectations," and "trends" and similar terminology. These risks and uncertainties include factors such as (i) the impact of the COVID-19 pandemic and related measures taken by governmental or regulatory authorities to combat the pandemic, including the impact of the pandemic and such measures on: (a) demand for the lease-to-own products offered by our Progressive Leasing and Aaron’s Business segments, (b) Progressive Leasing’s retail partners, (c) our customers, including their ability and willingness to satisfy their obligations under their lease agreements, (d) our suppliers’ ability to provide us with the merchandise we need to obtain from them, (e) our employees and labor needs, including our ability to adequately staff our operations, (f) our financial and operational performance, and (g) our liquidity; (ii) changes in the enforcement of existing laws and regulations and the adoption of new laws and regulations that may unfavorably impact our businesses; (iii) the effects on our business and reputation resulting from Progressive’s announced settlement and related consent order with the FTC, including the risk of losing existing retail partners or being unable to establish new partnerships with additional retailers, and of any follow-on regulatory and/or civil litigation arising therefrom; (iv) other types of legal and regulatory proceedings and investigations, including those related to customer privacy, third party and employee fraud and information security; (v) the risks associated with our business transformation strategy for our Aaron’s Business not being successful, including our e-commerce and real estate repositioning and optimization initiatives (including the risk that the costs associated with these initiatives exceeds our expectations); (vi) risks associated with the challenges faced by our Aaron’s Business, including the commoditization of consumer electronics and the high fixed-cost operating model of the Aaron’s Business; (vii) increased competition from traditional and virtual lease-to-own competitors, as well as from traditional and on-line retailers and other competitors; (viii) financial challenges faced by our franchisees, which we believe may be exacerbated by the COVID-19 pandemic and related governmental or regulatory measures to combat the pandemic; (ix) increases in lease merchandise write-offs for our Aaron’s Business and increases in lease merchandise write-offs and the provision for returns and uncollectible renewal payments for Progressive Leasing, especially in light of the COVID-19 pandemic; and the other risks and uncertainties discussed under "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Statements in this press release that are “forward-looking” include without limitation statements about our ability to continue providing our essential products to our customers and whether those products will be deemed essential in any future government actions or orders related to combatting the COVID-19 pandemic; our ability to maintain business continuity; our ability to absorb or withstand the negative economic and other unfavorable impacts of the COVID-19 pandemic; the strength of our balance sheet and our liquidity; the performance of our lease portfolios, including with respect to our ability to collect from those portfolios; customer lease originations, and the possible benefits of the holding company structure that we may implement if approved by our stockholders. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended
	March 31,
	2020	2019
Revenues:
Lease Revenues and Fees	$1,047,913	$944,157
Retail Sales	9,531	12,809
Non-Retail Sales	26,846	36,981
Franchise Royalties and Fees	6,724	9,207
Interest and Fees on Loans Receivable	9,908	8,646
Other	352	303
Total	1,101,274	1,012,103

Costs and Expenses:
Depreciation of Lease Merchandise	597,407	500,820
Retail Cost of Sales	6,862	8,632
Non-Retail Cost of Sales	23,581	29,196
Operating Expenses	412,970	387,216
Restructuring Expenses, Net	22,286	13,281
Impairment of Goodwill	446,893	—
Other Operating Expense (Income)	170	(897)
Total	1,510,169	938,248

Operating (Loss) Profit	(408,895)	73,855
Interest Income	192	101
Interest Expense	(3,799)	(4,956)
Other Non-Operating (Expense) Income, Net	(1,951)	1,308
(Loss) Earnings Before Income Tax Expense	(414,453)	70,308

Income Tax (Benefit) Expense	(134,448)	14,230
Net (Loss) Earnings	$(280,005)	$56,078

(Loss) Earnings Per Share	$(4.19)	$0.83
(Loss) Earnings Per Share Assuming Dilution	$(4.19)	$0.82

Weighted Average Shares Outstanding	66,822	67,294
Weighted Average Shares Outstanding Assuming Dilution	66,822	68,773

Aaron’s, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	March 31, 2020	December 31, 2019
ASSETS:
Cash and Cash Equivalents	$551,017	$57,755
Accounts Receivable (net of allowances of $77,430 in 2020 and $76,293 in 2019)	87,373	104,159
Lease Merchandise (net of accumulated depreciation and allowances of $908,058 in 2020 and $896,056 in 2019)	1,277,573	1,433,417
Loans Receivable (net of allowances and unamortized fees of $38,306 in 2020 and $21,134 in 2019)	61,147	75,253
Property, Plant and Equipment at Cost (net of accumulated depreciation of $317,704 in 2020 and $311,252 in 2019)	236,214	237,666
Operating Lease Right-of-Use Assets	299,522	329,211
Goodwill	288,801	736,582
Other Intangibles (net of accumulated amortization of $158,008 in 2020 and $151,932 in 2019)	183,269	190,796
Income Tax Receivable	62,827	18,690
Prepaid Expenses and Other Assets	105,212	114,271
Total Assets	$3,152,955	$3,297,800
LIABILITIES & SHAREHOLDERS’ EQUITY:
Accounts Payable and Accrued Expenses	$225,762	$272,816
Accrued Regulatory Expense	175,000	175,000
Deferred Income Taxes Payable	217,768	310,395
Customer Deposits and Advance Payments	84,551	91,914
Operating Lease Liabilities	357,191	369,386
Debt	646,069	341,030
Total Liabilities	1,706,341	1,560,541
SHAREHOLDERS' EQUITY:
Common Stock, Par Value $0.50 Per Share: Authorized: 225,000,000 Shares at March 31, 2020 and December 31, 2019; Shares Issued: 90,752,123 at March 31, 2020 and December 31, 2019	45,376	45,376
Additional Paid-in Capital	283,467	290,229
Retained Earnings	1,740,193	2,029,613
Accumulated Other Comprehensive Loss	(1,773)	(19)

Less: Treasury Shares at Cost
Common Stock: 23,666,059 Shares at March 31, 2020 and 24,034,053 at December 31, 2019	(620,649)	(627,940)
Total Shareholders’ Equity	1,446,614	1,737,259
Total Liabilities and Shareholders' Equity	$3,152,955	3,297,800

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

(Unaudited)	Three Months Ended March 31,
(In Thousands)	2020	2019
OPERATING ACTIVITIES:
Net (Loss) Earnings	$(280,005)	$56,078
Adjustments to Reconcile Net (Loss) Earnings to Cash Provided by Operating Activities:
Depreciation of Lease Merchandise	597,407	500,820
Other Depreciation and Amortization	25,267	26,562
Accounts Receivable Provision	85,082	63,235
Provision for Credit Losses on Loans Receivable	12,722	4,255
Stock-Based Compensation	5,619	7,549
Deferred Income Taxes	(90,268)	10,861
Impairment of Goodwill and Other Assets	466,030	10,492
Non-Cash Lease Expense	26,895	29,555
Other Changes, Net	839	883
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Additions to Lease Merchandise	(556,807)	(580,089)
Book Value of Lease Merchandise Sold or Disposed	114,762	98,257
Accounts Receivable	(68,420)	(50,467)
Prepaid Expenses and Other Assets	9,347	1,550
Income Tax Receivable	(44,137)	15,747
Operating Lease Liabilities	(25,579)	(31,643)
Accounts Payable and Accrued Expenses	(43,584)	(1,854)
Customer Deposits and Advance Payments	(7,410)	2,947
Cash Provided by Operating Activities	227,760	164,738
INVESTING ACTIVITIES:
Investments in Loans Receivable	(21,997)	(14,493)
Proceeds from Loans Receivable	14,956	14,482
Outflows on Purchases of Property, Plant and Equipment	(23,587)	(23,807)
Proceeds from Property, Plant and Equipment	906	511
Outflows on Acquisitions of Businesses and Customer Agreements, Net of Cash Acquired	(855)	(3,470)
Proceeds from Dispositions of Businesses and Customer Agreements, Net of Cash Disposed	—	755
Cash Used in Investing Activities	(30,577)	(26,022)
FINANCING ACTIVITIES:
Borrowings (Repayments) on Revolving Facility, Net	300,000	(16,000)
Proceeds from Debt	5,625	—
Repayments on Debt	(392)	(575)
Dividends Paid	(2,668)	(2,366)
Issuance of Stock Under Stock Option Plans	528	1,996
Shares Withheld for Tax Payments	(5,877)	(12,977)
Debt Issuance Costs	(1,020)	—
Cash Provided by (Used in) Financing Activities	296,196	(29,922)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(117)	82
Increase in Cash and Cash Equivalents	493,262	108,876
Cash and Cash Equivalents at Beginning of Period	57,755	15,278
Cash and Cash Equivalents at End of Period	$551,017	$124,154

Aaron’s, Inc. and Subsidiaries
Quarterly Revenues by Segment
(In thousands)

	(Unaudited)
	Three Months Ended
	March 31, 2020
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Lease Revenues and Fees	$658,534	$389,379	$—	$1,047,913
Retail Sales	—	9,531	—	9,531
Non-Retail Sales	—	26,846	—	26,846
Franchise Royalties and Fees	—	6,724	—	6,724
Interest and Fees on Loans Receivable	—	—	9,908	9,908
Other	—	352	—	352
Total Revenues	$658,534	$432,832	$9,908	$1,101,274

	(Unaudited)
	Three Months Ended
	March 31, 2019
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Lease Revenues and Fees	$523,401	$420,756	$—	$944,157
Retail Sales	—	12,809	—	12,809
Non-Retail Sales	—	36,981	—	36,981
Franchise Royalties and Fees	—	9,207	—	9,207
Interest and Fees on Loans Receivable	—	—	8,646	8,646
Other	—	303	—	303
Total Revenues	$523,401	$480,056	$8,646	$1,012,103

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for 2020 exclude Progressive Leasing-related intangible amortization expense, and certain Aaron's Business charges including amortization expense resulting from franchisee acquisitions, restructuring charges, early termination charges incurred to terminate a sales and marketing agreement, goodwill impairment charges, and an income tax benefit resulting from the revaluation of a net operating loss carryback. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2019 exclude Progressive Leasing-related intangible amortization expense, certain Aaron's Business charges including amortization expense resulting from franchisee acquisitions, acquisition transaction and transition costs related to franchisee acquisitions and restructuring charges. The amounts for these after-tax non-GAAP adjustments can be found in the Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP Net Earnings and Earnings Per Share Assuming Dilution table in this press release.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above. The amounts for these pre-tax non-GAAP adjustments can be found in the Quarterly Segment EBITDA tables in this press release.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provide management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

EBITDA and Adjusted EBITDA also provide management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•
Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
The Company also discusses a non-GAAP measure for the Aaron’s Business Recurring Revenue Written into the portfolio. Recurring Revenue Written is the expected recurring monthly lease payments from lease agreements originated in a given period. Recurring Revenue Written is not lease revenue as it does not adjust for certain items such as uncollectible payments, charge offs, and/or lease non-renewals.
Finally, this press release presents pre-tax, pre-provision loss for Vive, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess Vive’s underlying operational performance for the period. Management uses this measure as one of its bases for strategic planning and forecasting for Vive. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP revenues and earnings before income taxes of the Company’s segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA, and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net (Loss) Earnings and (Loss) Earnings Per Share Assuming Dilution to Non-GAAP Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended
	March 31,
	2020	2019
Net (Loss) Earnings	$(280,005)	$56,078
Add: Progressive Leasing-Related Intangible Amortization Expense (1)(2)	4,110	4,324
Add: Franchisee-Related Intangible Amortization Expense(3)(4)	1,198	3,226
Add: Restructuring Expenses, net (5)(6)	16,895	10,593
Add: Acquisition Transaction and Transition Costs(7)	—	90
Add: Sales and Marketing Early Contract Termination Fees(8)	11,116	—
Add: Impairment of Goodwill(9)	338,790	—
Less: NOL Carryback Revaluation	(34,191)	—
Non-GAAP Net Earnings	$57,913	$74,311

(Loss) Earnings Per Share Assuming Dilution(10)	$(4.19)	$0.82
Add: Progressive Leasing-Related Intangible Amortization Expense (1)(2)	0.06	0.06
Add: Franchisee-Related Intangible Amortization Expense(3)(4)	0.02	0.05
Add: Restructuring Expenses, net(5)(6)	0.25	0.15
Add: Acquisition Transaction and Transition Costs(7)	—	—
Add: Sales and Marketing Early Contract Termination Fees(8)	0.16	—
Add: Impairment of Goodwill(9)	4.99	—
Less: NOL Carryback Revaluation	(0.50)	—

Non-GAAP Earnings Per Share Assuming Dilution(10)(11)	$0.85	$1.08

Weighted Average Shares Outstanding Assuming Dilution	67,864	68,773

(1)	Net of taxes of $1,311 for the three months ended March 31, 2020 calculated using the estimated tax rate of 24.2% for the period.

(2)	Net of taxes of $1,097 for the three months ended March 31, 2019 calculated using the effective tax rate for the period.

(3)	Net of taxes of $382 for the three months ended March 31, 2020 calculated using the estimated tax rate of 24.2% for the period.

(4)	Net of taxes of $819 for the three months ended March 31, 2019 calculated using the effective tax rate for the period.

(5)	Net of taxes of $5,391 for the three months ended March 31, 2020 calculated using the estimated tax rate of 24.2% for the period.

(6)	Net of taxes of $2,688 for the three months ended March 31, 2019 calculated using the effective tax rate for the period.

(7)	Net of taxes of $23 for the three months ended March 31, 2019 calculated using the effective tax rate for the period.

(8)	Net of taxes of $3,547 for the three months ended March 31, 2020 calculated using the estimated tax rate of 24.2% for the period.

(9)	Net of taxes of $108,103 for the three months ended March 31, 2020 calculated using the estimated tax rate of 24.2% for the period.

(10)	For the three months ended March 31, 2020, the GAAP Weighted Average Shares Outstanding Assuming Dilution was 66,822 and the Non-GAAP Weighted Average Shares Outstanding Assuming Dilution was 67,864.

(11)	In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.

Vive Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended
	March 31,
	2020	2019
Loss Before Income Taxes	$(8,083)	$(2,668)
Adjustment to Increase (Decrease) Allowance for Loan Losses During Period	7,220	(607)
Pre-tax, Pre-provision Loss	$(863)	$(3,275)

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)

	(Unaudited)
	Three Months Ended
	March 31, 2020
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Net Loss				$(280,005)
Income Tax Benefit[1]				(134,448)
Earnings (Loss) Before Income Taxes	$58,987	$(465,357)	$(8,083)	(414,453)
Interest Expense	3,720	(852)	931	3,799
Depreciation	2,121	15,521	217	17,859
Amortization	5,421	1,842	145	7,408
EBITDA	$70,249	$(448,846)	$(6,790)	$(385,387)
Restructuring Expenses	—	22,286	—	22,286
Sales and Marketing Early Termination Fees	—	14,663	—	14,663
Impairment of Goodwill	—	446,893	—	446,893
Adjusted EBITDA	$70,249	$34,996	$(6,790)	$98,455

	(Unaudited)
	Three Months Ended
	March 31, 2019
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Net Earnings				$56,078
Income Taxes[1]				14,230
Earnings (Loss) Before Income Taxes	$55,388	$17,588	$(2,668)	70,308
Interest Expense	2,722	1,354	880	4,956
Depreciation	1,787	14,588	190	16,565
Amortization	5,421	4,431	145	9,997
EBITDA	$65,318	$37,961	$(1,453)	$101,826
Restructuring Expenses	—	13,281	—	13,281
Acquisition Transaction and Transition Costs	—	113	—	113
Adjusted EBITDA	$65,318	$51,355	$(1,453)	$115,220

(1)	Taxes are calculated on a consolidated basis and are not identifiable by Company segments.